Exhibit 99.1
June 30, 2009 Press Release
Re: Retirement of Herman Snyder

The Boards of Directors of
The Neffs National Bank and Neffs Bancorp, Inc.
announce the retirement of
Mr. Herman P. Snyder
As Chairman/Director, The Neffs National Bank
and Vice President/Director, Neffs Bancorp, Inc.

The Boards of Directors and Employees want to thank
Mr. Snyder for his 40 years of service and dedication and
wish him the best in his well deserved retirement.